EXHIBIT 1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

GRAFTECH INTERNATIONAL LTD.

(Name of Issuer)

Common Stock, $.01 par value

(Title of Class of Securities)

384313201

(CUSIP Number)

Stephen Fraidin
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
212-446-4840

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

Not applicable

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 384313201

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Daniel Milikowsky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,559,358 shares
	8	SHARED VOTING POWER
6,198,383 shares
	9	SOLE DISPOSITIVE POWER
2,559,358 shares
	10	SHARED DISPOSITIVE POWER
6,198,283 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
8,757,741 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐ (1)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.4% (1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Daniel Milikowsky.Family Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares
	8	SHARED VOTING POWER
4,941,023 shares
	9	SOLE DISPOSITIVE POWER
0 shares
	10	SHARED DISPOSITIVE POWER
4,941,023 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
4,941,023 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
3

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
The Daniel & Sharon Milikowsky Family Foundation, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares
	8	SHARED VOTING POWER
1,257,360 shares
	9	SOLE DISPOSITIVE POWER
0 shares
	10	SHARED DISPOSITIVE POWER
1,257,360 shares
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
1,257,360 shares
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN
4

CUSIP No. 384313201

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Nathan Milikowsky
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
6	CITIZENSHIP OR PLACE OR ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,415,361 shares
	8	SHARED VOTING POWER
87,360 shares (1)
	9	SOLE DISPOSITIVE POWER
6,415,361 shares
	10	SHARED DISPOSITIVE POWER
87,360 shares (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
6,502,721 shares (1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒ (1)
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.8% (1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

(1) Excludes 760,760 shares held by an entity beneficially owned by Nathan Milikowsky’s wife.

NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
The Rebecca and Nathan Milikowsky Family Foundation
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
SEC USE ONLY

SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
CITIZENSHIP OR PLACE OR ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
0 shares
	8	SHARED VOTING POWER
87,360 shares
	9	SOLE DISPOSITIVE POWER
0 shares
	10	SHARED DISPOSITIVE POWER
87,360 shares
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
87,360 shares
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.0%
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
NM GTI Investments LLC
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☒ (b) ☐
SEC USE ONLY

SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO
CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
☐
CITIZENSHIP OR PLACE OR ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,239, 204 shares
	8	SHARED VOTING POWER
0 shares
	9	SOLE DISPOSITIVE POWER
6,239, 204 shares
	10	SHARED DISPOSITIVE POWER
0 shares
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
6,239,204 shares
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.6%
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS
IN
7

EXPLANATORY NOTE

This Amendment No. 5 to Schedule 13D amends and restates or amends and supplements, where indicated, the Statement on Schedule 13D relating to the Common Stock of the Issuer by Daniel Milikowsky and Nathan Milikowsky filed with the Securities and Exchange Commission on December 10, 2010, as amended by Amendment No. 4 to Schedule 13D filed with the Securities and Exchange Commission on January 30, 2014, Amendment No. 3 to Schedule 13D filed with the Securities and Exchange Commission on January 24, 2014, Amendment No. 2 to Schedule 13D filed with the Securities and Exchange Commission on January 8, 2014 and by Amendment No. 1 to Schedule 13D filed with the Securities and Exchange Commission on February 14, 2011 (the “Schedule 13D”). Capitalized terms used in this Amendment No. 5 and not otherwise defined herein have the meanings given to them in the Schedule 13D.

Item 4.    Purpose of Transaction.

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following information immediately after the last paragraph thereof:

As part of the Reporting Person’s continuing discussions or communications with the Issuer’s management, board of directors and shareholders, and public statements, relating to the Issuer’s upcoming annual meeting, the Reporting Person has used a presentation (the “Presentation”). A copy of the Presentation is filed herewith as Exhibit 1 and incorporated herein by reference, and any descriptions herein of the Presentation are qualified in their entirety by reference to the Presentation filed herewith.

Item 7.    Material to be Filed as Exhibits.

Exhibit 1 - Presentation

8

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:	March 11, 2014

/s/ Daniel Milikowsky
Daniel Milikowsky

/s/ Nathan Milikowsky
Nathan Milikowsky

NM GTI Investments LLC

/s/ Nathan Milikowsky
By: Nathan Milikowsky
Title: Member

The Rebecca and Nathan Milikowsky Family Foundation

/s/ Nathan Milikowsky
By: Nathan Milikowsky
Title: Trustee

Daniel Milikowsky Family Holdings, LLC

/s/ Daniel Milikowsky
By: Daniel Milikowsky
Title: Investment Manager

The Daniel and Sharon Milikowsky Family Foundation, Inc.

/s/ Daniel Milikowsky
By: Daniel Milikowsky
Title: President

March 11, 2014 Redefining the Board SaveGrafTech.com

1 Legal Disclaimer On February 25 , 2014 , Nathan Milikowsky , Daniel Milikowsky , NM GTI Investments LLC, The Daniel Milikowsky Family Holdings, LLC, The Daniel and Sharon Milikowsky Family Foundation, Inc . , and The Rebecca and Nathan Milikowsky Family Foundation (“Save GrafTech”), filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the 2014 annual meeting of the stockholders of GrafTech International Ltd . (the “Company”) . The preliminary proxy statement is available at no charge on the SEC’s web site at www . sec . gov and contains information related to the participants and a description of the participant’s direct or indirect interests, by security holdings . Save GrafTech intends to file a definitive proxy statement and accompanying proxy card to be used to solicit proxies from the stockholders of the Company . All stockholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by Save GrafTech when they become available because they contain important information, including additional information related to the participants and a description of their direct or indirect interests . When completed, the definitive proxy statement and form of proxy will be furnished to some or all of the stockholders of the Company and will, along with other relevant documents, be available at no charge on the SEC’s web site at www . sec . gov . In addition, Save GrafTech will provide copies of the definitive proxy statement and accompanying proxy card (when available) without charge upon request . Save GrafTech and their affiliates do not assume responsibility for investment decisions . This presentation does not recommend the purchase or sale of any security . Under no circumstances is this presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security . This document includes certain forward - looking statements, estimates and projects prepared with respect to, among other things, general economic and market conditions, changes in management, changes in the composition of the Company’s board, actions of the Company and its subsidiaries or competitors and the ability to implement business strategies and plans and pursue business opportunities . Such forward - looking statements, estimates and projections reflect various assumptions concerning anticipated results that are inherently subject to significant uncertainties and contingencies and have been included solely for illustrative purposes, including those risks and uncertainties detailed in the continues disclosure and other filings of the Company, copies of which are available on the SEC’s website at www . sec . gov . No representations, express or implied, are made as to the accuracy of completeness of such forward - looking statements, estimate or projects or with respect to any other materials herein . Save GrafTech reserves the right to change any of its opinions expressed herein at any time as it deems appropriate . Save GrafTech and their affiliates may buy, sell, cover or otherwise change the form of their investment in the Company for any reason at any time, without notice, and there can be no assurances that they will take any of the actions described in this document . Save GrafTech disclaims any duty to provide any updates or changes to the analyses contained in this document, except as may be required by law . Save GrafTech disclaims any obligation to update the information contained herein . Save GrafTech has not sought or obtained consent from any third party to use any statements or information indicated in this presentation as having been obtained or derived from statements made or published by third parties . Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein . Save GrafTech may have relied upon certain quantitative and qualitative assumptions when preparing the analysis which may not be articulated as part of the analysis . The realization of the assumptions on which the analysis was based are subject to significant uncertainties, variabilities , and contingencies and may change materially in response to small changes in the elements that comprise the assumptions, including the interaction of such elements . Furthermore, the assumptions on which the analysis was based may be necessarily arbitrary, may be made as of the date of the analysis, do not necessarily reflect historical experience with respect to securities similar to those that may be contained in the analysis, and do not constitute a precise prediction as to future events . Because of the uncertainties and subjective judgments inherent in selecting the assumptions on which the analysis was based and because future events and circumstances cannot be predicted, the actual results realized may differ materially from those projected in the analysis . The information that is contained in the analysis should not be construed as financial, legal, investment, tax, or other advice . You ultimately must rely upon your own examination and that of your professional advisors, including legal counsel and accountants as to the legal, economic, tax, regulatory, or accounting treatment, suitability, and other aspects of the analysis .

Table of Contents I. Executive Summary 3 – 17 II. GrafTech’s Chronic Underperformance 18 – 28 III. Root Causes of GrafTech’s Underperformance 29 – 41 IV. Save GrafTech’s Recommendations 42 – 51 V. Save GrafTech’s Nominees 52 – 59 VI. Appendix 60 – 69 2

I. EXECUTIVE SUMMARY

Executive Summary: Overview of Save GrafTech 4 Save GrafTech is committed to implementing strategies and organizational changes to unlock and protect value for all shareholders  Save GrafTech is an investor group led by Nathan Milikowsky, one of GrafTech International Ltd.’s (“GrafTech”, “GTI” or the “Company”) largest investors  Nathan Milikowsky and his family own over 15 million, or 11.2%, of GrafTech’s outstanding shares  Mr. Milikowsky and other partners hold $200 mm of GrafTech debt  Mr. Milikowsky and his family obtained substantially all of their Company shares on November 30, 2010, when GrafTech acquired Seadrift Coke L.P. (“Seadrift”) and C/G Electrodes LLC (“C/G Electrodes”), and they have not sold any GrafTech shares since that time  Save GrafTech believes that the Company has severely underperformed its peers and requires a new direction  To that end, Save GrafTech has nominated five individuals to the Board of Directors of GrafTech (“the Board”) with the intention of replacing five existing Board members  Although Save GrafTech supports new CEO Joel Hawthorne, Save GrafTech believes that only new oversight can ensure implementation of the dramatic strategic changes needed for GrafTech to compete in the graphite electrode market

Executive Summary: Overview of Save GrafTech – Timeline of Key Events 5 GrafTech announced the acquisition of C/G Electrodes and Seadrift The owners of C/G Electrodes and Seadrift received cash, $200 million in notes, 24 million shares, and the right to one seat on the Board 2010 Director Nathan Milikowsky expressed his strategic and operational concerns to management and to other members of the Board, and recommended the replacement of Chairman/CEO Craig Shular 2012 In early 2013 Mr. Milikowsky was informed that he would not be re - nominated 2013 Save GrafTech requested the Company’s Form of Director Nomination 1/15/2014 Craig Shular promptly retired as CEO, effective immediately 1/17/2014 SAVE GRAF Tech

Executive Summary:
Overview of GrafTech International Ltd.

- GrafTech's history goes back to 1886 when The National Carbon Company, GrafTech's predecessor, was founded as an electrode producer for street lamps
- In 1917, the Company merged with Union Carbide and operated as the Carbon Products Division of Union Carbide
- During the first four decades of the 20th century, the Company's core business shifted towards producing electrodes for electric arc furnaces
- UCAR was spun out of Union Carbide in 1989 and in 2002, the Company was rebranded as GrafTech
- In November 2010, GrafTech acquired C/G Electrodes and needle coke producer, Seadrift, for $853 million, creating the only vertically integrated graphite electrode producer in the world[1]
- Today, GrafTech is the world's largest producer of graphite electrodes[2]
- The Company now operates in two segments: Industrial Materials and Engineered Solutions ("ES")
- GrafTech has electrode production facilities in the United States, France, Spain, Mexico, Brazil, and South Africa[3]
- Today, GrafTech's revenues are spread across Asia (19%), Europe/Middle East/Africa (41%), the Americas – excluding the US (15%), and the United States (25%)[4]

Financials[4]	
$ in millions, except per share *As of March 7, 2014*	
Total Revenue	$1,248
EBITDA	141
EBIT	18
Net Income	(27)
Total Enterprise Value	$1,902
Cash & Short Term Investments	12
Total Debt	552
Market Capitalization	1,362
Shares Outstanding (mm)	135.2
Current Price Per Share	$10.05

Save GrafTech is keenly aware of the Company's proud history and pledges to restore GrafTech to its former leadership for the long term benefit of its stakeholders

[1] *Note: Mr. Milikowsky owned majority stakes in both C/G Electrodes, and Seadrift at the time of the acquisition by GrafTech*
[2] *Source: GrafTech Investor Presentation (August 2013)*
[3] *Note: The Company announced its intention to close the facilities in Brazil and South Africa (Form 8-K filed on October 31, 2013)*
[4] *Source: Capital IQ, SEC filings*

SAVE GRAFTech 6

Executive Summary: Overview of GrafTech’s Business Segments 7 2013 Revenue by Segment 1 Industrial Materials 78% Engineered Solutions 22% 1 Source : SEC filings, Capital IQ Despite claims from GrafTech’s management and Board that the Company is a “graphite material science company, 1 ” GrafTech is primarily a graphite electrode producer

Executive Summary: Global EAF Production Rises, GrafTech’s Shipments Fall GrafTech’s shipments are declining despite a growing EAF steel market 1 Source: World Steel Association 2 Source s: 2003 – 2007 SEC filings, 2008 JP Morgan estimate, 2009 – 2012 KeyBanc estimates 8 0 50 100 150 200 250 300 350 400 450 500 0 50 100 150 200 250 300 350 400 450 500 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 Graphite Electrode Shipments (metric tons in thousands) Global EAF Steel Production (metric tons in thousands) Global EAF Production Global EAF Production, Excluding China GrafTech Graphite Electrode Shipments EAF Steel Production 1 and GTI Shipments 2 CAGR: 3.7% CAGR: 3.2% CAGR: - 2.2%

Executive Summary: Falling GrafTech TSR Despite Strong EAF Steel Market 9 +100.5% - S&P 500 +196.6% - Selected Peer Group GrafTech has underperformed its peers by over 200% in the last 10 years Source: Bloomberg Note: TSR as of January 7, 2014 (the day prior to Save GrafTech’s 13D/A was filed ) when GTI closed at $11.32 per share Note: Selected Minimill Index consists of Commercial Metals Company, Gerdau , Nucor Corporation, and Steel Dynamics I nc.; weighted by market cap Note: Selected Peer Group consists of SGL Group, Tokai Carbon, HEG Limited, and Graphite India; weighted by market cap +343.2% - Selected Minimill Index -100% -50% 0% 50% 100% 150% 200% 250% 300% 350% 400% 450% 500% 550% 600% Jan-04 Jan-05 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Jan-11 Jan-12 Jan-13 Jan-14 - 15.1%

Executive Summary: GrafTech’s Chronic Underperformance 10 1 Source: Bloomberg; Note: TSR as of January 7, 2014 (the day prior to Save GrafTech’s 13D/A filing) 2 Note: Selected Minimill Index consists of Commercial Metals Company, Gerdau , Nucor Corporation, and Steel Dynamics I nc.; weighted by market cap GrafTech’s performance relative to peers has been abysmal Selected Minimill Index 2 10 - Year TSR - 237.0% - 54.5% - 393.6% - 168.8% - 358.4% 5 - Year TSR - 12.8% +36.7% - 176.8% - 91.1% - 43.4% 3 - Year TSR - 54.2% - 14.0% - 30.2% - 34.5% - 59.3% GrafTech’s TSR R elative to its Peers and Primary C ustomers 1

Executive Summary: Root Causes of Underperformance  Strategy  Operations  Leadership We believe the primary causes of GrafTech’s chronic underperformance fall into three core areas: 11 We believe that the heart of GrafTech’s dreadful performance has been poor leadership, enabled by a consistent lack of Board oversight , causing a precipitous decline in sales, inefficient operations, and damaged customer relationships

Executive Summary: Reasons for GrafTech’s Underperformance  Strategy :  Improper Commercial Strategy  We believe GrafTech’s Board and senior management have failed to grasp the essential commodity nature of the high - quality graphite electrode market and have gone to market with a disastrous price leadership strategy  Operations :  Bloated and Inefficient Corporate Overhead  We believe GrafTech maintains a bloated and inefficient overhead  Excessive Inventory as Market Share Decreases  GrafTech’s inventory has grown dramatically as the Company lost market share and revenues declined  Failure to Consistently Run Seadrift at Capacity  We believe GrafTech has failed to fully capitalize on the unique competitive advantage of owning the second largest needle coke producer in the world  Leadership :  Broken Company Culture  We believe GrafTech's employees are marginalized, demoralized, and improperly incentivized  Inefficient Management Structure  We believe excessive layers of management and a sluggish hierarchical structure have raised costs, curbed initiative, and distanced senior management from core business operations and customers  Failed Board Oversight  Despite abysmal stock performance, the Board failed to take timely steps needed to alter GrafTech’s downward trajectory We believe the numerous failures of GrafTech’s Management and Board have hurt shareholder value and warrant dramatic change 12

Executive Summary: GrafTech’s Recent Changes are Reactive and Inadequate “Rationalization Plan”  On October 31st, GrafTech announced a “Rationalization Plan”, whereby the Company will close electrode plants in Brazil and South Africa resulting in further reduction of GrafTech's electrode capacity by 60,000 metric tons, or about 25%  We believe the Company’s announced plan was a move to preempt Save GrafTech’s potential public involvement and was reacting to pressure from a competitor’s restructuring, and that the Board lacks the credibility to implement meaningful change Craig Shular’s Resignation  On January 17, 2014, two days after Save GrafTech requested the Company’s form of nomination for the 2014 annual meeting, Chairman & CEO Craig Shular “retired” from his position as CEO  W ithout any comprehensive search process of which we are aware, Joel Hawthorne was named as Mr. Shular’s successor, taking the position as CEO and President  Craig Shular remains as Executive Chairman of the Board  We believe that the recent CEO change by GrafTech was reactive and , without pressure from Save GrafTech, Mr. Shular would still be CEO, since the current Board tolerated the Company’s chronic underperformance throughout Mr. Shular’s 11 - year tenure 13 We believe that without ongoing accountability and strategic support from a newly constituted board, GrafTech will not be able to implement the strategic and cultural changes needed to create sustainable value for shareholders

Executive Summary: Save GrafTech Recommendations x Redefine Commercial Strategy  Implement cost and efficiency leadership to reverse GrafTech’s market share decline x Reduce Excess Inventory by More Than $ 190 Million x Reduce SG&A by at Least 25 % x Ensure Seadrift is Run to Full Capacity x Expand Seadrift Beyond Current Capacity x Evaluate All Opportunities Available to Engineered Solutions x Redefine Organizational Structure x Elevate Corporate Governance Practices  Ensure that the Company’s shareholders are able to hold the Board accountable 14 Each of Save GrafTech’s recommendations are intended to create sustainable, long - term shareholder value

Executive Summary:
Overview of Save GrafTech's Platform

Save GrafTech's Plan



Redefine Market Strategy
Reduce Inventory & SG&A
Expand Seadrift Plant
Explore Opportunities Available to Engineered Solutions
Streamline Organizational Structure
Repair Corporate Governance
Maximize Shareholder Value

Pro Forma Increase in Price Per Share	
Potential Market Share Improvement	$ 60 million
Reduce SG&A	$ 28 million
Expand Capacity at Seadrift	$ 24 million
Estimated Increase in EBITDA	$112 million
Estimated EV/EBITDA Multiple	8.0x
Estimated Increase in Equity Value	$896 million
Shares Outstanding	135 million
Potential Increase in Price Per Share	$6.50/share
Potential Share Price Increase from Reduced Inventory	$0.50/share[1]

We believe, if Save GrafTech's initiatives are fully and successfully undertaken, GrafTech stock will increase by as much as $7.00 per share from these initiatives alone

1 *Note: See page 45 for detailed discussion*

SAVE GRAFTECH 15

Executive Summary: Save GrafTech Nominees Karen Finerman - Redefining Corporate Communication David Jardini - Instilling Operational Excellence Nathan Milikowsky - Reestablishing Shareholder Accountability Frank Riddick - Rebuilding Customer Relationships Carroll Wetzel - Evaluating Alternatives 16

“We are incredibly excited by the opportunity to unlock value at GrafTech . We believe the Company has a tremendous opportunity to restore its position as the leader in the graphite electrode industry . ” - David Jardini, Save GrafTech Nominee

II. GRAFTECH’S CHRONIC UNDERPERFORMANCE

Despite growing demand for its core product – graphite electrodes – GrafTech has underperformed

The Call to “Save GrafTech” is Urgent 0 50 100 150 200 250 300 350 400 450 500 0 50 100 150 200 250 300 350 400 450 500 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 Graphite Electrode Shipments (metric tons in thousands) Global EAF Steel Production (metric tons in thousands) Global EAF Production Global EAF Production, Excluding China GrafTech Graphite Electrode Shipments EAF Steel Production 1 and GTI Shipments 2 Demand for graphite electrodes climbs while GrafTech’s volume falls CAGR: 3.7% CAGR: 3.2% CAGR: - 2.2% 1 Source: World Steel Association 2 Sources: 2003 – 2007 SEC filings, 2008 JP Morgan estimate, 2009 – 2012 KeyBanc estimates 20

Competitors Expand Capacity While GrafTech Contracts Would competitors add production capacity if they did not believe in the prospects of the graphite electrode market? 240 449 255 696 0 100 200 300 400 500 600 700 800 GrafTech Major Non-China Competitors Production Capacity (metric tons in thousands) 2002 2012 195 1 GrafTech’s Rationalization Plan has reduced its capacity by 60,000 metric tons by closing the Brazil and South Africa plants “The Company has recently expanded Graphite Electrode capacities from 66 , 000 MT to 80 , 000 MT, consolidating its position as the largest single - site integrated graphite electrode facility in the world . ” 2013 Investor Presentation (emphasis added) “ Expansion of 20 , 000 MT capacity at Durgapur plant has been completed . 2013 Investor Presentation (emphasis added) GrafTech vs Non - China Competitors Capacity Growth 1 Note: Decreased capacity from shutting the Brazil, and South Africa plants, mentioned in the October 31, 2013 Earnings Call 2 Note : Non - China Competitors consists of Graphite India, HEG Limited, Nippon Carbon, SEC, SGL Carbon, Showa Denko, and Tokai Carbon “We operate quietly in rural Dorchester County, but our impact has been significant in the US electric furnace steel industry and around the world. Because our business has been successful and we see growing demand for high quality graphite electrodes, we have decided to expand.... ” 2011 Company Press Release (emphasis added) Showa Denko, a Japanese competitor, has been EXPANDING its graphite electrode plant in South Carolina by over 50% Source: Individual company releases; Save GrafTech analysis 2 21

GrafTech’s Chronic Underperformance Relative to Peers 22 GrafTech’s performance relative to peers has been abysmal Selected Minimill Index 2 10 - Year TSR - 237.0% - 54.5% - 393.6% - 168.8% - 358.4% 5 - Year TSR - 12.8% +36.7% - 176.8% - 91.1% - 43.4% 3 - Year TSR - 54.2% - 14.0% - 30.2% - 34.5% - 59.3% 1 Source: Bloomberg; Note: TSR as of January 7, 2014 (the day prior to Save GrafTech’s 13D/A filing) 2 Note: Selected Minimill Index consists of Commercial Metals Company, Gerdau , Nucor Corporation, and Steel Dynamics I nc.; weighted by market cap GrafTech’s TSR R elative to its Peers and Primary C ustomers 1

10 - Year Total Shareholder Return +100.5% - S&P 500 +196.6% - Selected Peer Group GrafTech has underperformed its peers by over 200% in the last 10 years Source: Bloomberg Note: TSR as of January 7, 2014 (the day prior to Save GrafTech’s 13D/A filing) when GTI closed at $11.32 per share Note: Selected Minimill Index consists of Commercial Metals Company, Gerdau , Nucor Corporation, and Steel Dynamics I nc.; weighted by market cap Note: Selected Peer Group consists of SGL Group, Tokai Carbon, HEG Limited, and Graphite India; weighted by market cap +343.2% - Selected Minimill Index -100% -50% 0% 50% 100% 150% 200% 250% 300% 350% 400% 450% 500% 550% 600% Jan-04 Jan-05 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10 Jan-11 Jan-12 Jan-13 Jan-14 23 - 15.1%

5 - Year T otal Shareholder Return -50% 0% 50% 100% 150% Jan-09 Jan-10 Jan-11 Jan-12 Jan-13 Jan-14 +21.1% +125.8% - S&P 500 +37.8% - Selected Peer Group +64.5% - Selected Minimill Index 24 Source: Bloomberg Note: TSR as of January 7, 2014 (the day prior to Save GrafTech’s 13D/A filing) when GTI closed at $11.32 per share Note: Selected Minimill Index consists of Commercial Metals Company, Gerdau , Nucor Corporation, and Steel Dynamics I nc.; weighted by market cap Note: Selected Peer Group consists of SGL Group, Tokai Carbon, HEG Limited, and Graphite India; weighted by market cap

3 - Year Total Shareholder Return - 29.2% - 13.0% - 8.7% +11.0% +54.1% - S&P 500 +20.6% - Selected Minimill Index -75% -50% -25% 0% 25% 50% 75% Jan-11 Apr-11 Jul-11 Oct-11 Jan-12 Apr-12 Jul-12 Oct-12 Jan-13 Apr-13 Jul-13 Oct-13 Jan-14 25 - 43.1% Source: Bloomberg Note: TSR as of January 7, 2014 (the day prior to Save GrafTech’s 13D/A filing) when GTI closed at $11.32 per share Note: Selected Minimill Index consists of Commercial Metals Company, Gerdau , Nucor Corporation, and Steel Dynamics I nc.; weighted by market cap

 October 31, 2013 GrafTech announced Q3 2013 earnings and a reorganization plan, including intent to shutter two of its graphite electrode production facilities in Brazil and South Africa  GrafTech’s share price rises sharply despite disappointing earnings announcements 1 - Year Total Shareholder Return 26 -40% -30% -20% -10% 0% 10% 20% 30% 40% Jan-13 Apr-13 Jul-13 Oct-13 Jan-14 GrafTech Selected Peer Group Selected Minimill Index S&P 500 +28.4% - 5 .3% Source: Bloomberg Note: TSR as of January 7, 2014 (the day prior to Save GrafTech’s 13D/A filing) when GTI closed at $11.32 per share Note: Selected Minimill Index consists of Commercial Metals Company, Gerdau , Nucor Corporation, and Steel Dynamics Inc.; weighted by market cap Note: Selected Peer Group consists of SGL Group, Tokai Carbon, HEG Limited, and Graphite India; weighted by market cap +13.3%  August 8, 2013, SGL Carbon announces its reorganization plan “[W]e see the $ 65 mm in annual cash cost savings from the capacity closure as difficult . ” Goldman Sachs, October 31, 2013 +12.6%

Hypothetical $100,000 investment in GrafTech Versus Peers 27 Source: Capital IQ $0 $50,000 $100,000 $150,000 $200,000 $250,000 $300,000 $350,000 Total Shareholder Return with $100,000 investment made in January 2004

Earnings Per Share 28 The call to “Save GrafTech” is urgent Source: Capital IQ Note: LTM Diluted EPS Excluding Extra Items; Q4 2013 EPS does not include the write - off from the Rationalization Plan $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 Q1 '11 Q2 '11 Q3 '11 Q4 '11 Q1 '12 Q2 '12 Q3 '12 Q4 '12 Q1 '13 Q2 '13 Q3 '13 Q4 '13 LTM Earnings Per Share

III. ROOT CAUSES OF GRAFTECH’S UNDERPERFORMANCE

“[W]e have been bringing the price up so a part of that is going to be giving up some share for sure as we execute price increases . ” - Craig Shular, Chairman of GrafTech Q4 2011 Earnings Call, February 23, 2012 (emphasis added) 1 1 Source: Capital IQ Transcripts

Reason #1: Improper Commercial Strategy Failure to Recognize the Commodity Nature of High - Quality Electrodes  We believe customers understand the commodity nature of high - quality graphite electrodes when negotiating prices and that:  Premium quality is a prerequisite for top - tier graphite electrode suppliers, not a distinguishing characteristic  Steel mills can replace any graphite electrode supplier with relative ease  S teel producers find graphite electrodes from the top - tier players to be largely interchangeable  The annual competitive bidding process should result in similar prices among top - tier suppliers with no supplier having price leverage  EAF steel producers generally award their electrode business on any given year to approximately 2 – 4 suppliers, each of whom "run" on the steelmaking furnace exclusively for an extended period of time 31 We believe that GrafTech’s excessive price increases have hurt the Company’s market share and damaged relationships with customers

Reason #2: Bloated Corporate Overhead 32 Even as GrafTech has grown, it has been unable to meaningfully reduce SG&A SG&A as a % of Revenue 1 1 Source: SEC filings, Capital IQ  We believe that GrafTech has not captured economies of scale from its growth, including acquisitions of C/G Electrodes, Seadrift, Micron Research, and Fiber Materials, because:  SG&A as a percentage of revenue should be expected to decline significantly as total revenue increases  But GrafTech’s SG&A as a percentage of revenue has remained essentially flat  We believe GrafTech has excessive layers of management between the CEO position and the plant floor  We believe GrafTech has not mirrored the culture of its primary customers, who run modern, efficient manufacturing operations by flattening their management structures 0% 5% 10% 15% 20% 25% 30% $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 SG&A as a % of Revenue Total Revenue ($ in Millions) Total Revenue SG&A as a % of Revenue

$340 $375 $402 $408 $444 $555 $555 $546 $513 $538 $541 $519 $490 $300 $350 $400 $450 $500 $550 $600 Q4 '10 Q1 '11 Q2 '11 Q3 '11 Q4 '11 Q1 '12 Q2 '12 Q3 '12 Q4 '12 Q1 '13 Q2 '13 Q3 '13 Q4 '13 $ in millions Reason #3: Excessive Inventory  E xcess inventory unnecessarily increases the Company’s interest expense  CFRA added GrafTech to its Biggest Concerns List on May 31, 2012 “due to the Company’s deliberate decision to continue to produce despite signs of declining demand.” 1 33 Historic Quarterly Inventory Levels 2 1 CFRA Company Report, May 31, 2012 (emphasis added) 2 Source : SEC filings; Note: Save GrafTech treats inventory levels above the Q4 2010 level of $340 million as excess inventory GrafTech was added to the CFRA Biggest Concerns List on May 31, 2012 “ due to the Company’s deliberate decision to continue to produce despite signs of declining demand ” 1 Mr. Milikowsky repeatedly expressed concern about excess inventory while on the Board Q4 2010 Inventory

Reason #4: Failure to Consistently Run Seadrift at Capacity  There are only four high - quality needle coke producers in the world  High - quality needle coke is a required ingredient for high - quality electrodes  Seadrift is the second largest needle coke producer in the global market  GrafTech is the world’s only electrode producer that is vertically integrated into needle coke  GrafTech’s failure to run Seadrift at full capacity was a large, missed opportunity  We believe, based on senior management’s comments on earnings calls, that Seadrift ran at approximately 85% of full capacity in both 2012 and 2013  GrafTech repeatedly blamed a Department of Justice ruling for its failure to run Seadrift at full capacity 1 – we believe this was a disingenuous explanation  We believe that this under - utilization may have cost the Company $15 million per year in EBITDA 2 34 “[L]et me say this: Seadrift’s quality, like I said, the normal premium quality and the super premium, is at a level it can sell anywhere . It’s in demand.” - Craig Shular, Chairman of GrafTech Q4 2012, February 26, 2013 3 (emphasis added) 1 Source: Capital IQ Transcripts; See Q3 2013 Earnings Call, October 31, 2013, and Q4 2012 Earnings Call, February 26, 2013 2 Source : Save GrafTech analysis 3 Source: Capital IQ Transcripts

Reason #5: Broken Company Culture 35  Based on discussions with Company employees, customers, former executives, and former board members, we believe that GrafTech is suffering from a culture crisis, including:  Hierarchical structure leaves employees feeling detached from senior management  Low morale due to a “culture of fear” where dissenters are alienated or forced to exit  Poor strategic communication down to the “floor” levels  Discretionary compensation that fails to tie employee success and failure to that of the Company  Frustration with deterioration of core electrode business  Top - down c ommand and control culture prevents employees from fully using their talents and insights In just the past three years, two CFOs and two board members have departed the Company due to what we believe are differences with former CEO and current Executive Chairman, Craig Shular

Reason #6: Inefficient Management Structure  We believe excessive layers of management hinder GrafTech’s performance by:  Sluggish response to market changes  Alienation of employees from leadership  Excessive costs  Poor communication through chain of command  Diminished initiative among most productive employees  Culture of size rather than efficiency  Save GrafTech will seek to install a flat organization with :  One layer of management between the CEO and plant management  A decentralized structure that equally distributes responsibility and enables employees to take greater ownership of their work  More direct connection between senior management and those closest to customers and production  Enhanced visibility of senior management and the Board to customers and market responsiveness 36 We believe GrafTech’s current organizational structure has failed to adopt modern best practices of lean manufacturing

Reason #7: Failed Oversight by a Flawed Board

Independent Board Member	Years on Board	GrafTech TSR vs. Peers Since Joining Board[1]	Steel or Graphite Industry Experience?
Mary Cranston	14	-44.2%	No
Steven Shawley	4	-42.3%	No
Ferrell McClean	12	-309.6%	No
Randy Carson	5	-13.0%	No
Harold Layman	10	-75.6%	No

The Board does not have one independent member with experience in either the steel or graphite industry

1 *Note: See Appendix for list of Selected Peer Group companies; weighted by market cap; TSR as of January 7, 2014 (the day prior to Save GrafTech's 13D/A was filed)*

SAVE GRAFTECH 37

Reason #7: Failed Oversight by a Flawed Board (cont’d)  We see the legacy of the current Board as one of chronic underperformance  Despite the Company’s underperformance compared to its peers by more than 400 % during this period, the Board permitted Craig Shular to remain as Chairman and CEO for 11 years  Outside of Mr. Shular, the current Board owns a total of 644,646 shares, mostly granted by the Company, representing a nominal 0.48% of outstanding shares 38 Source: Bloomberg Source: FactSet Note: * Indicates independent directors on the Board Director % Shares Craig Shular 0.83% Joel Hawthorne 0.22% Harold Layman* 0.07% Ferrell McClean * 0.06% Mary Cranston* 0.04% Steven Shawley * 0.04% Randolph Carson * 0.04% Total 1.31% GrafTech’s independent directors own a mere fraction of the shares of Save GrafTech

Reason #7: Failed Oversight by a Flawed Board (cont’d)  The Board has removed 3 members of the Board in the last 5 years:  Nathan Milikowsky : GrafTech’s largest investor, with tremendous experience in the graphite electrode and steel industries, who sought the removal of the CEO  Frank Riddick : Current CEO and Director of Shale - Inland Holdings, with more than 20 years of steel industry experience, who asked too many questions embarrassing to CEO  Michael Nahl : Current director of Lindsay Corp., former CFO of Albany International and member of the GrafTech Board for 15 years, who joined Mr. Milikowsky in seeking the removal of the CEO 39 We believe that the GrafTech Board has a history of “silencing” dissenters

$0 $5 $10 $15 $20 $25 $30 $35 $40 Reason #8: Failed Oversight by a Flawed Board – Shular’s Share Sales 40 Source: SEC filings; Bloomberg May 2008: 750,000 shares were sold by Craig Shular  Dec. 2007: GrafTech announces share repurchase program stating: “[a] key purpose of this plan is to reduce the dilutive impact of stock options previously issued under the Company’s equity compensation program”  During the following year former - CEO Shular sells 786,094 shares while the Company repurchases 1,064,908 shares  Mr. Shular sells at approximate average share price of $23 during 2008  Since 2009, the average share price of GrafTech is $13 In May 2008, Craig Shular made a profit of $10,590,618 from selling GrafTech Stock GrafTech repurchases ~1 million shares at an average price of $20 While GrafTech repurchased shares, Craig Shular sold

The current Board of GrafTech has failed shareholders

IV. SAVE GRAFTECH’S RECOMMENDATIONS Redefining GrafTech’s Strategy

Save GrafTech's Recommendations

- ✓ Redefine Commercial Strategy
- ✓ Reduce Excess Inventory
- ✓ Reduce SG&A
- ✓ Ensure Seadrift is Run at capacity
- ✓ Expand the Capacity of Seadrift
- ✓ Evaluate Opportunities Available to Engineered Solutions
- ✓ Streamline Organizational Structure
- ✓ Elevate Corporate Governance Practices

Pro Forma Increase in Price Per Share	
Potential Market Share Improvement	$ 60 million
Reduce SG&A	$ 28 million
Expand Capacity at Seadrift	$ 24 million
Estimated Increase in EBITDA	$112 million
Estimated EV/EBITDA Multiple	8.0x
Estimated Increase in Equity Value	$896 million
Shares Outstanding	135 million
Potential Increase in Price Per Share	$6.50/share
Potential Share Price Increase from Reduced Inventory	$0.50/share[1]

We believe that if Save GrafTech's initiatives are fully and successfully undertaken, GrafTech stock will increase by as much as $7.00 per share from these initiatives alone

[1] *Note: See page 45 for detailed discussion*

SAVE GRAFTech 43

Redefine Commercial Strategy – Market Share Improvement

- Save GrafTech is committed to improving sales by 30,000 metric tons by redefining commercial strategy and restoring customer relationships that have been lost under the current Board's oversight
  - *Focus sales on large diameter electrodes, which are most difficult to produce and leverage GrafTech's raw material and technological advantages*
- This market share expansion has the potential to add an estimated $60 million to GrafTech's EBITDA[1] without taking into account increased margins that can be gained by utilizing needle coke produced by Seadrift

Save GrafTech's Commercial Strategy

- ✓ *Recognize the commodity nature of high-quality electrodes*
- ✓ *Negotiate prices with customers in a manner to regain market share*
- ✓ *Deliver superior value for customers*
- ✓ *Once superior value is recognized, work to expand share at each individual customer*

"[T]hey require the best electrodes, large diameter [fits] right into our sweet spot. So as you look forward as EAF production grows, generally it's going to be those large furnaces coming up requiring large diameter electrodes."

- Craig Shular, Chairman of GrafTech

Q1 2011 Earnings Call, Apr 27, 2011[2] (emphasis added)

Save GrafTech is committed to restoring its market share

[1] Note: Save GrafTech estimate
[2] Source: Capital IQ Transcripts

SAVE GRAFTECH 44

Assumptions Historic Quarterly Excess Inventory Levels 2 Reduce Excess Inventory  Save GrafTech intends to reduce inventories to the $300 million level or lower by :  Repairing relationships with customers and abandoning the current “price leadership” strategy, leading to increased sales  Enforcing a “lean - manufacturing” process  We estimate that by reducing inventory by at least $ 190 million, GrafTech will add at least $ 7 million in after tax earnings 45 More effective strategies can reduce inventories levels and potentially add at least $ 7 million to GrafTech’s net earnings 1 Takes into account reduction of inventory from closure of Brazil and South Africa operations 2 Source: SEC filings; Note: Excess inventory calculated by subtracting each quarter’s reported inventory from GrafTech’s Q4 20 10 inventory level of $340mm Current Inventory (Q4 2013) $490 million Target Inventory < $300 million 1 Reduction in Inventory $190 million Interest Expense Savings $ 10 million Estimated Increase in Net Income $ 7 million Estimated P/E Multiple 10.0x Estimated Increase in Equity Value $70 million Shares Outstanding 135 million Implied I ncrease in Price Per Share $0.50/share $34 $62 $68 $104 $215 $214 $205 $173 $198 $200 $179 $150 $0 $50 $100 $150 $200 $250 Q1 '11 Q2 '11 Q3 '11 Q4 '11 Q1 '12 Q2 '12 Q3 '12 Q4 '12 Q1 '13 Q2 '13 Q3 '13 Q4 '13 $ in millions

Reduce SG&A  Save GrafTech inte nd s to reduce SG&A by 25% above and beyond the Company’s “Rationalization Plan” by flattening the management structure between the CEO and the plant floor  We estimate that reducing SG&A by 25% will add at least $28 million to GrafTech’s EBITDA  And we believe we may discover additional waste that may be cut to further reduce SG&A as a percentage of revenue moving forward 46 Assumptions Historic SG&A Levels 1 Reducing SG&A has the potential to add $28 million to GrafTech’s EBITDA 1 Source: SEC filings; Capital IQ 0% 5% 10% 15% 20% 25% 30% $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 SG&A as a % of Revenue Total Revenue and Total SG&A ($ in Millions) Total Revenue SG&A as a % of Revenue FY2013 SG&A $111 million x SG&A Reduction 25% Increase in EBITDA $28 million

Ensure Seadrift Is Consistently Run at Capacity

- Save GrafTech is committed to running Seadrift at full capacity
  - *We will run Seadrift at capacity instead of using Phillips 66 and the Department of Justice as an excuse to explain why the facility is not running at full capacity*[1]
- We believe GrafTech has the ability to utilize all of Seadrift's needle coke in its graphite electrode production
- GrafTech's management has pledged to run Seadrift at capacity in 2014 after failing to do so in 2012 and 2013


seadriftcoke.com

Needle coke makes up approximately half the cost of graphite electrodes, which means GrafTech can substantially improve its margins

We believe that failure to run Seadrift at full capacity has reduced GrafTech's EBITDA by $15 million in each of the last two years[2]

1 Source: *Capital IQ Transcripts; Q3 2013 Earnings Call, October 31, 2013, and Q4 2012 Earnings Call, February 26, 2013*
2 *Note: Save GrafTech estimate*

SAVE GRAFTech 47

Expand the Capacity at Seadrift  Save GrafTech is committed to expanding capacity at Seadrift  The Company cannot only operate Seadrift at full capacity but can expand Seadrift’s capacity by installing key machinery  Mr. Milikowsky initiated this expansion by purchasing key machinery, which remains uninstalled by current management  GrafTech’s needle coke requirements will utilize Seadrift’s increased capacity 48 We believe expanding capacity at Seadrift will add $24 million to GrafTech’s EBITDA 1 coking.com 1 Note : Save GrafTech estimate

Streamline Organizational Structure

- We believe there is an opportunity to reorganize the Company into an efficient, industry leading competitor
- Our plan would implement an efficient organizational structure modeled after GrafTech's primary customers, minimill steel producers
- Accordingly, we plan to implement the following organizational principles:
  - *Single-minded focus on premier product quality*
  - *Flat organizational structure emphasizing decentralized authority and initiative*
  - *Concentration on efficiency and productivity*
  - *Transparent, effective communication and leadership between senior management and those closest to customers and production*
  - *Focus on customer relationships*
- Our structure distributes responsibility and aligns the workforce's interests to achieve continuous operating improvement

Save GrafTech's Proposed Structure



CEO
Manager
Plant Manager

Save GrafTech's plan is modeled after the proven organizational structure of GrafTech's main customers, minimill steel producers

SAVE GRAFTECH 49

Evaluate Opportunities Available to Engineered Solutions  In addition to Save GrafTech’s other recommendations, the Company should evaluate all actionable opportunities available for the Engineered Solutions business  To be clear, this is not to imply that we have any current intentions of selling the ES business – rather we believe that with access to better information, we will be able to make an informed decision of how the ES business can best maximize value for shareholders  We question whether there are synergies realized between the ES and Industrial Materials businesses :  The two businesses have separate management teams, which limits SG&A cost savings  The R&D needs of the two businesses are unrelated , which limits G&A cost savings  The end markets for the two divisions are too different for there to be sales expense savings or revenue synergies 50 We believe it would be appropriate to take a fresh look at the Engineered Solutions business Industrial Materials Graphite Electrodes Needle Coke Engineered Solutions ES Quarterly LTM Revenue 1 As GrafTech’s ES revenue has increased, margins have dramatically decreased 1 Source : SEC filings; Capital IQ; Note: FY2013 22% of Revenue 1 78% of Revenue 1 0% 5% 10% 15% 20% 25% $0 $50 $100 $150 $200 $250 $300 Q3 '08 Q4 '08 Q1 '09 Q2 '09 Q3 '09 Q4 '09 Q1 '10 Q2 '10 Q3 '10 Q4 '10 Q1 '11 Q2 '11 Q3 '11 Q4 '11 Q1 '12 Q2 '12 Q3 '12 Q4 '12 Q1 '13 Q2 '13 Q3 '13 Q4 '13 Operating Income ES LTM Revenue ($ in millions) LTM Operating Margin

Improve Corporate Governance  We believe GrafTech requires governance improvements to ensure shareholders can hold the Board accountable  We would welcome the use of a universal proxy ballot for this year’s annual meeting to allow shareholders to choose freely between our nominees and the existing board  If successful, Save GrafTech will constitute a majority of directors and implement the following governance practices:  Permanent separation of Chairman and CEO positions  Install shareholders’ ability to act by written consent  Enact a majority voting requirement whereby directors receiving less than a majority of votes cast at the annual meeting are required to tender their resignation  Furthermore, we believe that the Board’s current size may be too small  We intend to explore expanding the Board by one or two additional seats and taking recommendations from shareholders on additional director nominees  Ensure that the Company performs comprehensive searches for vacancies in senior management positions 51 Save GrafTech is committed to improving the Company’s corporate governance

V. SAVE GRAFTECH’S NOMINEES

Save GrafTech’s nominees have the industry experience and skills necessary to fix GrafTech’s problems and create meaningful shareholder value

Karen Finerman – Redefining Corporate Communication 54  Co - Founder and CEO of Metropolitan Capital Advisors (1992 – present)  Deep - value i nvestment m anagement firm with extensive experience investing in industrials sector  Works constructively with portfolio companies to improve corporate governance  Lead Research Analyst at Donaldson , Lufkin & Jenrette Securities Corporation  Permanent panelist on CNBC’s ‘ Fast Money’ Relevant Experience “Metropolitan looks for companies that have excellent corporate governance. In addition, we look to help companies have candid dialogue with shareholders and Wall Street analysts. I would seek to create clear, definable, consistent metrics for shareholders to more easily determine Graftech's progress.”

David Jardini – Instilling Operational Excellence 55  Current Chairman of Black Diamond Investments, a family investment partnership focused on manufacturing and real estate industries  Former Co - Founder and President of C/G Electrodes (2003 – 2010), acquired by GrafTech in 2010  President of American Gas Lamp Works LLC, a manufacturing business since 2012 and as Managing Member of JCG Development since 2010  Director of Robroy Industries, Inc., an electrical and oil field manufacturer since 2011  Former Vice President, Metals Section, Mellon Bank N.A. Corporate Banking Department (1997 – 1998)  Over 15 years of industry experience Relevant Experience “The steel industry has given GrafTech a blueprint for success. The Company must emulate the efficiencies of the minimills and install a modern manufacturing mindset. As a member of GrafTech’s Board, I would ensure that the entire Company is aware of our operational metrics and are incentivized to improve on them.”

Nathan Milikowsky – Shareholder Accountability



Relevant Experience

- Former Director of GrafTech from 2010 to 2013
- Former President of Seadrift Coke (2005 – 2010), acquired by GrafTech in 2010
- Former CEO (2003 – 2006) and Chairman of C/G Electrodes (2003 – 2010), acquired by GrafTech in 2010
- Reopened the closed St. Mary's plant and restarted production of UHP graphite electrodes
- Involved in steel trading starting in 1969
- In 1979, became CEO/Chairman/owner of three manufacturing businesses which were sold in 1991 through 1995

"I have a singular focus for GrafTech: create sustainable shareholder value. As one of the Company's largest shareholders, my incentives are directly aligned with my fellow-investors and I will seek to ensure that this alignment flows throughout the entire organization."

SAVE GRAFTech 56

Frank Riddick – Rebuilding Customer Relationships



Relevant Experience

- Current CEO and Director at Shale-Inland Holdings
- Current member of the Management Advisory Board of TowerBrook Capital Partners, L.P., a private equity firm (2008 – 2009)
- Former CEO at JMC Steel Group (2009 – 2013), an independent pipe and tube manufacturer
- Former President and CEO at Formica Corp. (2002 – 2008)
- Former Director at GrafTech (2004 – 2010)

"As a long-time steel executive, I can help GrafTech understand the needs of their core customers. As a member of the newly constituted GrafTech Board, I will work to ensure that the Company is responding to the evolving needs of EAF steel producers."

SAVE GRAFTech 57

Carroll Wetzel – Evaluating Alternatives 58 Relevant Experience  Independent Director at PHH Corp. (2010 – Present ), served as Chairman of the Governance Committee since 2010  Independent Director at Exide Technologies, a producer and distributor of acid batteries since 2005  Director at Brink’s Home Security Holdings (2008 – 2010)  Non - Executive Chairman at Safety Components International (2000 – 2005), a provider of technological fabric solutions  20 years of experience at three investment banks: Dillon Read (1976 – 1981), Smith Barney (1981 – 1988), and Co - Head of M&A at Chemical Bank/Chase Bank (1988 – 1996) “I find GrafTech’s Engineered Solutions business very compelling. The Company has cobbled together a collection of unique assets which have the potential to create tremendous value for stockholders. I do believe, however, that ES could use a fresh set of eyes to see what the long - term opportunities are for each unique product. As a Director of GrafTech, I would continuously look at the alternatives available to the Company and ensure that our portfolio of products are commanding an appropriate value for investors.”

Comparison of Nominees 59 Name * (TSR vs. Peers During Board Tenure) Experience Craig Shular - 401.9% ▪ Executive Chairman & former CEO of GrafTech Mary Cranston - 44.2% ▪ Senior partner at a law firm ▪ Zero experience in the graphite electrode or steel industry beyond directorship at GrafTech Harold Layman - 75.6% ▪ Director of Blount International ▪ Zero experience in the graphite electrode or steel industry beyond directorship at GrafTech Randy Carson - 13.0% ▪ Former CEO of the Electrical Group of Eaton ▪ Zero experience in the graphite electrode or steel industry beyond directorship at GrafTech Ferrell McClean - 309.1% ▪ Former Managing Director at JP Morgan ▪ Zero experience in the graphite electrode or steel industry beyond directorship at GrafTech Steven Shawley - 42.3 ▪ CFO at Ingersoll Rand ▪ Zero experience in the graphite electrode or steel industry beyond directorship at GrafTech Name Experience Karen Finerman ▪ CEO of Metropolitan Capital Advisors ▪ Over 20 years of extensive financial experience ▪ Co - founded a successful, New York - based hedge fund David Jardini ▪ Former Co - Founder and President of C/G Electrodes ▪ Over 15 years experience in the steel and graphite electrode business ▪ Proven ability to lead and grow a graphite electrode business Nathan Milikowsky ▪ Former Director of GrafTech ▪ Over 40 years experience in the steel business and over 10 years in the graphite electrode business ▪ Proven ability to grow a graphite electrode business Frank Riddick ▪ Former Director at GrafTech ▪ Over 10 years experience in the steel and graphite electrode business ▪ Led manufacturing and steel companies Carroll Wetzel ▪ Director at PHH Corp ▪ Over 10 years of board experience ▪ 20 years of experience as an investment banker * Excludes newly appointed CEO, Joel Hawthorne Note: TSR as of January 7, 2014 (the day prior to Save GrafTech’s 13D/A filing)

VI. APPENDIX Peer Group Selection, Overview of Industry and GrafTech, and Case Studies

Peer Group Selection  The selection of GrafTech’s peers was based on their graphite electrode production capacity and whether graphite electrodes is their core business 61 ▪ Ticker: TSE:5301 ▪ Headquartered in Japan ▪ Founded in 1918 ▪ 100,000 metric ton production capacity ▪ $689 million market cap ▪ Ticker: DB:SGL ▪ Headquartered in Germany ▪ Founded in 1872 ▪ 230,000 metric ton production capacity ▪ $2,734 million market cap ▪ Ticker: BSE:509631 ▪ Headquartered in India ▪ Founded in 1972 ▪ 8 0,000 metric ton production capacity ▪ $134 million market cap ▪ Ticker: BSE:509488 ▪ Headquartered in India ▪ Founded in 1962 ▪ 100,000 metric ton production capacity ▪ $256 million market cap Source: Capital IQ

Selected Minimill Index Composition  The following companies were selected as the M inimill I ndex based on the fact that a substantial portion of their revenue is derived from EAF steel production 62 ▪ Ticker: BOVESPA:GGBR4 ▪ Headquartered in Porto Alegre , Brazil ▪ Founded in 1901 ▪ $10,161 million market cap ▪ Ticker: CMC ▪ Headquartered in Irving, Texas ▪ Founded in 1915 ▪ $2,319 million market cap ▪ Ticker: STLD ▪ Headquartered in Fort Wayne, Indiana ▪ Founded in 1993 ▪ $3,949 million market cap ▪ Ticker: NUE ▪ Headquartered in Charlotte, NC ▪ Founded in 1940 ▪ $15,966 million market cap Source: Capital IQ

Overview of GrafTech's Business Segments

Industrial Materials

- Graphite Electrodes
  - *GrafTech's core business*
  - *Graphite electrodes are used principally to conduct electricity in electric arc steelmaking furnaces*
  - *Electric arc furnace (EAF) operations consume one electrode, on average, every eight to ten hours*[1]
- Needle Coke
  - *High-quality petroleum needle coke, a primary ingredient in high-quality graphite electrodes, is manufactured by only four producers world-wide*
  - *With the acquisition of Seadrift, GrafTech became the only vertically integrated graphite electrode producer - a unique and highly advantaged strategic position*

2013 Revenue by Segment[1]


ES
22%
Industrial Materials
78%

Engineered Solutions

- Advanced Electronics Technology
  - *Applications include thermal management and sealing solutions used in consumer electronics, automotive sealing and the petrochemical and alternative energy industries*
- Advanced Graphite Materials
  - *Produces extruded, molded and isomolded graphite blocks and machined graphite parts used in many applications including metallurgy, high-temperature industrial, and alternative energy applications*
- Advanced Composite Materials
  - *Manufactures advanced composites used in automotive, petrochemical, and aerospace sectors*
- Advanced Materials
  - *Manufactures primarily synthetic graphite powders, natural flake graphite powders, coke powders, and various other carbon/graphite powder derivatives*

GrafTech is still predominantly a graphite electrode company

[1] *Source: SEC filings*

SAVE GRAFTECH 63

Overview of Global Graphite Electrode Market  High barriers to entry into graphite electrode production  Difficult to produce  Requires extensive product and process knowledge  High initial capital investment  No known substitute for graphite electrodes in the EAF process  Graphite electrode prices are typically negotiated at the end of each calendar year for delivery throughout the next calendar year  There has been a steady increase in demand for graphite electrodes worldwide for decades 64 Company 2012 Estimated Capacity 2012 Estimated % of Global Production Capacity GrafTech (USA) 255,000 mt 13.5% SGL Carbon (Germany) 230,000 mt 12.2% Showa Denko (Japan) 127,000 mt 6.7% Tokai Carbon (Japan) 100,000 mt 5.3% GIL (India) 100,000 mt 5.3% HEG (India) 80,000 mt 4.2% Chinese Producers 2 830,000 mt 43.9% Other 166,000 mt 8.8% Worldwide Total 1,890,000 mt 100% Global Production Capacity 1 1 Source: GrafTech, Investor Presentation, November 2013 2 Comprised of 25 different producers

Overview of EAF Steelmaking: Process

- The EAF operating cycle is called the "tap-to-tap cycle" and is made up of the following operations:
  - *Furnace Charging: Preparation of scrap metal and placement of scrap metal into the furnace*
  - *Melting: Electricity is conducted through the graphite electrodes creating an arc which melts the scrap metal and consumes the graphite electrodes*
  - *Refining: Oxygen is introduced into the EAF to remove unwanted chemical elements from the steel, creating slag which floats to the surface of the molten steel*
  - *De-Slagging: The EAF is tilted backwards and slag is poured out of the furnace through the slag door*
  - *Tapping: The tap-hole is opened, the furnace is tilted and the steel pours into a ladle*
  - *Furnace Turnaround: The period following completion of tapping until the furnace is re-charged*
- Graphite electrodes account for only 2% of EAF production costs[1]
- EAF operations consume one electrode, on average, every eight to ten hours[1]

Section View Through EAF



Graphite Electrodes
Furnace shell
Molten steel
Rocker tilt
Eccentric bottom tapping (EBT)
Tilt cylinder
Teeming ladle

Source: steeluniversity.org



~1 MT of Needle Coke
Makes
~1 MT of Graphite Electrodes
Makes
~500 MT of Steel

Source: Save GrafTech analysis

[1] *Source: GrafTech, Investor Presentation, November 2013*

SAVE GRAFTech 65

Overview of EAF Steelmaking : History  Towards the end of the 19 th century, the US integrated steel industry rose to become one of the leading industries in the world  Integrated mills were the dominant producers of steel at mid - century and regularly revolutionized their technology  The dominance of integrated steel companies began to falter by the 1970’s when companies such as Bethlehem Steel, LTV, and Wheeling - Pittsburgh were unable to adapt to changes in the marketplace  They gradually ossified, became bloated and focused on pricing  Around the same time, minimills began to increase market share at the expense of the integrated steel giants  Minimills , such as Nucor, CMC, and Steel Dynamics, are generally considered more efficient and technologically advanced than integrated mills, with lower ratios of fixed costs to variable costs and lower headcount than integrated mills  Their modern technology, lower labor cost/ton, entrepreneurial management, and streamlined product lines elevated them to success in the steel industry  As a result of obsolete organizational structures, uncompetitive costs and overall inability to effectively compete with minimills , the integrated steel companies gradually surrendered market share, accumulated debt, and most went bankrupt 66 GrafTech must adopt the lean manufacturing model of its customers, the minimills , or risk having the same fate of the integrated steel companies 0% 10% 20% 30% 40% 50% 60% 70% 0 20,000 40,000 60,000 80,000 100,000 120,000 1980 1984 1988 1992 1996 2000 2004 2008 2012 BOF EAF % of BOF % of EAF United States Steel Production, by Process 1 1 Source: World Steel Association; Note: Blast Oxygen Furnace (BOF) staexecutive.com nps - tech.com

Case Study: Bethlehem Steel  Founded in 1904, Bethlehem Steel rose to become the second largest steel producer in the United States (behind US Steel)  Bethlehem's long decline was characterized by several management missteps, including:  Failing to adapt their business model to compete with the minimills  Excessive layers of management  Sluggish response to market changes  Prolonged loss of market share  Insular, ivory - tower management culture  Excessive spending on “silver bullet” solutions  Bethlehem filed for bankruptcy on October 15, 2001 67 $0 $10 $20 $30 $40 $50 Price Chart 1 1 Source: Capital IQ “The truth is that Bethlehem did itself in. It was not fit enough to deal with the new competition nor perceptive enough to sense its need for radical treatment.” - Carol Loomis, Fortune Magazine April 5, 2004

Case Study: Nucor Corporation  Nucor began making steel in the 1960’s  T oday Nucor is the largest producer of steel in the United States  Nucor epitomized the modern “ minimill business” model:  Flat, decentralized organizational structure  Empowered, incentivized employees  Lean, agile operations  Low overhead and inventory costs  Highly transparent and cooperative culture  While large, integrated steel companies struggled for most of the last two decades, Nucor has unmatched profitability and its stakeholders have reaped the benefits  Minimill steel producers are GrafTech’s primary customers and are the business model the Company needs to replicate immediately 68 1 Source: Capital IQ “We’re not overseeing the demise of the steel industry . We’re seeing its transformation into a high - tech business . ” - F. Kenneth Iverson, Former CEO of Nucor Inc., April 1, 1984 $0 $10 $20 $30 $40 $50 $60 $70 $80 $90 Contrary to the obsolete business approach taken by Bethlehem, Nucor and the other minimill steel producers created a new business model in the steel industry Price Chart 1

Contact Information 69 Media: Sard Verbinnen & Co. George Sard /Jim Barron/Renee Soto (212) 687 - 8080 savegraftech@sardverb.com Shareholders: D.F. King & Co. Inc. Jordan Kovler /Edward McCarthy/Richard Grubaugh (212) 269 - 5550 savegraftech@dfking.com